Exhibit 99.1

Presidio Property Trust, Inc. and Subsidiaries

Schedule III - Real Estate and Accumulated Depreciation and Amortization – as of December 31, 2025

All amounts are in thousands		Initial Cost				Total Cost			(1)
Property Name/ Location	Encumbrances	Land Cost	Building & Improvements	Acquisition Price	Capitalized Improvements	Land Cost	Building & Improvements	Total Cost	Accumulated Depreciation & Amortization	Reserve for Impairment	NBV Real Estate	Date Acquired	Year Built/ Renovated
Genesis Plaza, San Diego, CA	$6,236	$1,400	$8,600	$10,000	$3,738	$1,400	$12,494	$13,894	$6,620	$-	$7,274	08/10	1989
Dakota Center, Fargo, ND	8,740	832	8,743	9,575	4,524	832	13,267	14,099	5,053	4,185	4,861	05/11	1982
Grand Pacific Center, Bismarck, ND	6,361	413	4,926	5,339	3,581	413	11,197	11,610	3,527	-	8,083	03/14	1976
Arapahoe Center, Centennial, CO	8,670	1,420	10,430	11,850	1,680	1,420	12,110	13,530	4,656	-	8,874	12/14	2000
West Fargo Industrial, Fargo, ND	5,750	1,693	6,207	7,900	767	1,693	6,974	8,667	2,262	-	6,405	08/15	1998/2005
300 N.P., Fargo, ND	-	135	3,715	3,850	542	135	4,257	4,392	1,413	1,030	1,949	08/15	1922
One Park Centre, Westminster, CO	6,097	1,206	7,944	9,150	2,962	1,206	10,906	12,112	4,405	1,966	5,741	08/15	1983
Shea Center II, Highlands Ranch, CO	16,353	2,214	23,747	25,961	4,603	2,214	28,075	30,289	11,812	2,227	16,250	12/15	2000
McElderry, Baltimore, MD	5,670	215	8,677	8,892	28	215	8,705	8,920	904	-	8,016	12/20	2006
Total Office/ Industrial properties	63,877	9,528	82,989	92,517	22,425	9,528	107,985	117,513	40,652	9,408	67,453

Mandolin, Houston, TX	3,441	1,330	3,562	4,892	14	1,330	3,577	4,907	397	-	4,510	08/21	2021
Total Retail properties	3,441	1,330	3,562	4,892	14	1,330	3,577	4,907	397	-	4,510

Model Homes-DMH LP #204	213	65	299	364	-	65	299	364	41	-	323	07/12	2020
Model Homes-DMH LP #205	601	226	2,004	2,411	-	226	807	1,033	119	-	914	2019-2020	2019-2020
Model Homes-DMH LP #207	4,692	1,249	6,795	8,252	-	1,249	5,834	7,083	313	33	6,737	07/15	2023
Model Homes-NMH Inc.	20,098	5,087	23,055	27,659	-	5,087	25,004	30,091	1,174	204	28,713	2020-2024	2020-2024
Total Model Home properties	25,604	6,627	32,153	38,686	-	6,627	31,944	38,571	1,647	237	36,687

CONSOLIDATED TOTALS:	$92,922	$17,485	$118,704	$136,095	$22,439	$17,485	$143,506	$160,991	$42,696	$9,645	$108,650

(1) Depreciation is computed on a straight-line basis using useful lives up to 39 years.

Presidio Property Trust, Inc. and Subsidiaries

Schedule III - Real Estate and Accumulated Depreciation and Amortization (continued) – as of December 31, 2025

	For the Year Ended December 31,
	2025	2024
Real estate
Balance at the beginning of the year	$169,956,012	$183,238,901
Acquisitions	$9,444,465	$9,729,351
Improvements	$2,513,488	$2,261,826
Impairments	$(6,371,437)	$(1,784,311)
Dispositions of real estate	$(24,196,867)	$(23,489,755)
Balance at the end of the year	$151,345,661	$169,956,012
Accumulated depreciation and amortization
Balance at the beginning of the year	$(42,359,512)	$(39,083,117)
Depreciation and amortization expense	$(4,404,508)	$(5,021,653)
Dispositions of real estate	$4,068,063	$1,745,258
Balance at the end of the year	$(42,695,957)	$(42,359,512)

Real estate assets, net	$108,649,704	$127,596,500